EX.99.77Q3

AMENDMENT TO CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (the "Amendment")  is made and entered into as of November 20, 2017, by and among EACH REGISTERED INVESTMENT COMPANY LISTED ON EXHIBIT A (each a "Client"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street").

WITNESSETH:

WHEREAS, Client and State Street are parties to that certain Custodian Agreement dated as of April 8, 2002, as amended (the "Agreement"); and

WHEREAS, Client and State Street desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and State Street hereby agree as follows:

1.
Amendment and Restatement of Exhibit A.  Exhibit A to the Agreement is amended and restated in the form attached hereto, to provide for the removal from the Agreement of Global Income Fund, Inc. (now known as Global Self Storage, Inc.) as of January 27, 2016.

2.
General Provisions.  This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement.  This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other.  Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY
/s/ Bruce Donnelly
Name: Bruce Donnelly
Title: Vice President

EACH REGISTERED INVESTMENT COMPANY LISTED ON EXHIBIT A
/s/ Russell Kamerman
Name: Russell Kamerman
Title: General Counsel

EXHIBIT A

As of January 27, 2016

Foxby Corp.
Dividend and Income Fund
Midas Series Trust